Exhibit 99.1
Matrixx Initiatives Discusses New Products and Oral Care Progress at Annual Meeting
Phoenix, AZ – May 12, 2006 – Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” held its 2006 Annual Stockholders Meeting yesterday. During the meeting Carl Johnson, President and CEO of Matrixx Initiatives, Inc., discussed the new products for the 2006/2007 cough and cold season as well as positive initial research results on an innovative oral care product.
The Company discussed several additions to the Zicam® franchise, with initial shipments anticipated during the third quarter of this year. The Company also plans to introduce an improved Zicam Cold Remedy Swab product that consumers can snap to open. The new items include a new Zicam Cold Remedy RapidMelt™ + Vitamin C, a new Zicam Cold Remedy ChewCap™ that has a new texture and cinnamon flavor, and Zicam Cough Melts, which utilize our RapidMelt delivery to provide 30mg of Dextromethorphan.
While discussing the Company’s progress on an oral care product, Mr. Johnson said, “We have been investigating an idea that focuses on oral health because dental disease is the most chronic disease nationally. The initial study indicated efficacy in plaque, gingivitis, and tartar reduction. We have also received data regarding a tartar study which showed the prevention of tartar build-up and the reduction / dissolution of tartar at statistically significant levels. We believe these results are promising and we are continuing our development activities and convening a dental panel, consisting of dentists with research and/or clinical backgrounds, to help guide the Company in the ongoing development of this product.”
At the annual meeting, shareholders reelected four directors, John M. Clayton, Samuel C. Cowley, Edward E. Faber, and L. White Matthews III to the Company’s Board of Directors.
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category, and recently launched a new brand, Nasal Comfort™, for nasal health. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as seven Zicam Cough Mist™ products and four Zicam Cold & Flu relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Manager of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.